Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jeffrey Potrzebowski
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8409
jpotrzebowski@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports Third Quarter Net Income of $.03 Per Share

WEST LAFAYETTE, IN, August 14, 2014 — Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the third quarter and first nine months of fiscal 2014.

"BASi's financial performance for the first nine months of fiscal 2014 showed significant improvement over last year, as revenue increased 9.7% and net income before the change in fair value of the warrant liability increased 88%. EBITDA for this fiscal year's first nine months was a solid 11.5% of revenue versus 13.5% of revenue for the same period in fiscal 2013, reflecting the planned increase in our investments in selling and R&D as well as a change in the mix of business. Also, cash flow from operations for the first nine months of fiscal 2014 remained strong at $1,215,000 versus $1,418,000 for the same period of fiscal 2013, while we reduced our line of credit borrowings by $1,400,000 so far this year in addition to the $1,100,000 reduction in line of credit borrowings we achieved for the first nine months of fiscal 2013," said President & Chief Executive Officer Jacqueline Lemke.

"These results clearly demonstrate the benefits of our intense focus on three key areas: boosting operating efficiency, driving top line growth, and generating free cash flow. We will continue to take decisive actions and make targeted investments to improve our financial performance. Expanding our marketing efforts by building on BASi's inherent strengths and reputation for excellence, combined with our unrelenting effort to accelerate best practices and drive continuous improvement, has positioned BASi for higher profitable growth in the future."

Highlights of the third quarter included:

●	Establishment of a new $7,500,000 credit facility with The Huntington National Bank, consisting of a $5,500,000 term loan at LIBOR plus 325 basis points, and a $2,000,000 revolving line of credit at LIBOR plus 300 basis points. With substantially more favorable terms than the long-term debt and line of credit it replaces, this new credit facility lowers BASi's borrowing costs and enhances the Company's ability to implement its growth plan.

●	Naming of James Bourdage as Vice President of Bioanalytical Operations and Jeffrey Potrzebowski as Vice President of Finance and Chief Financial Officer. The appointment of these two senior executives represents a significant step forward in BASi's continuing program to build a management team with the depth, experience and dedication to take BASi to the next level and achieve its goals for growth and profitability.

●	Initial implemention of an electronic notebook system to improve laboratory efficiency and data management. This step positions BASi to not only meet but exceed customer expectations on a consistent basis, creating a significant competitive advantage.

Ms. Lemke concluded, "While we remain focused on reducing our costs through productivity and place continued emphasis on generating free cash flow, we are also dedicated to the strategies that drive our top-line growth. Our commitment to our customers, shareholders, and employees has never been stronger. We are intensifying our efforts to improve our processes, embrace change, and wisely employ our stronger liquidity position. We will continue to take actions to make BASi a stronger company. We see many opportunities for growth, and we are pursuing them with confidence."

Third Quarter Results

For the three months ended June 30, 2014, revenue increased 7.7% to $6,032,000 compared to $5,600,000 for the third quarter of fiscal 2013. Net income for the three months ended June 30, 2014 amounted to $215,000, or $0.02 per diluted share, compared to net income for the third quarter of fiscal 2013 of $576,000, or $0.07 per diluted share. Net income for this fiscal third quarter was affected by a non-cash decrease in the fair value of the warrant liability of $66,000. Excluding this item, non-GAAP net income for the third quarter of fiscal 2014 was $149,000, or $0.02 per diluted share. For the third quarter of fiscal 2013, net income included a non-cash decrease in the fair value of the warrant liability of $318,000. Excluding this item, the non-GAAP net income for the third quarter of fiscal 2013 was $258,000, or $0.03 per diluted share.

Service revenue for this fiscal third quarter increased 14.4% to $4,754,000 compared to $4,156,000 for the same period of the prior fiscal year. This increase was primarily due to higher toxicology revenue offset slightly by lower bioanalytical analysis revenue.

Product revenue decreased 11.5% for the third quarter of fiscal 2014 to $1,278,000 compared to $1,444,000 for the third quarter of fiscal 2013.

Gross profit decreased to $1,984,000, or 32.9% of revenue, in the third quarter of fiscal 2014 compared to $2,032,000, or 36.3% of revenue, during the comparable period last fiscal year, primarily reflecting the change in the mix of business between quarters.

Operating expenses for the third quarter of fiscal 2014 increased to $1,728,000 compared to $1,594,000 during the third quarter fiscal 2013, primarily due to planned increases in selling and R&D expenses. Operating income declined to $256,000 in the third quarter of fiscal 2014 compared to operating income of $438,000 for the same period one year ago.

EBITDA for the third quarter of fiscal 2014 amounted to $672,000 compared to EBITDA for the third quarter of fiscal 2013 of $896,000.

Nine Months Results

For the first nine months of fiscal 2014, revenue increased 9.7% to $18,164,000 compared to $16,560,000 for the first nine months of fiscal 2013. The Company reported a net loss for the first nine months of fiscal 2014 of $666,000, or $0.08 per basic and diluted share, compared to reported net income of $521,000, or $0.06 per diluted share, for the same period one year ago. The net loss for the first nine months of fiscal 2014 included an increase in the fair value of the warrant liability of $1,095,000. Excluding this charge, non-GAAP net income for the first nine months of fiscal 2014 was $429,000, or $0.05 per basic and diluted share. Net income for the first nine months of fiscal 2013 included a decrease in the fair value of the warrant liability of $293,000. Excluding this item, non-GAAP net income was $228,000, or $0.03 per diluted share.

Gross profit for the first nine months of fiscal 2014 increased 19.3% to $6,141,000, or 33.8% of revenue, compared to $5,146,000, or 31.1% of revenue, for the same period of the prior fiscal year. Operating income for the first nine months of fiscal 2014 increased 12.4% to $823,000 compared to $732,000 for the first nine months of fiscal 2013.

EBITDA for the first nine months of fiscal 2014 was $2,089,000 compared to EBITDA for the first nine months of fiscal 2013 of $2,238,000.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 866.515.2912, passcode #12839680 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #57340872 after 2:00 p.m. EDT.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are net income and net income per basic and diluted share, excluding the income or expense of the change in the warrant liability, and EBITDA, in each case for the third quarter and for the first three quarters of fiscal 2014 and 2013. EBITDA refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash or one-time expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Service revenue	$4,754	$4,156	$14,196	$12,493
Product revenue	1,278	1,444	3,968	4,067

Total revenue	6,032	5,600	18,164	16,560

Cost of service revenue	3,368	2,897	10,021	9,509
Cost of product revenue	680	671	2,002	1,905

Total cost of revenue	4,048	3,568	12,023	11,414

Gross profit	1,984	2,032	6,141	5,146

Operating expenses:
Selling	399	317	1,315	979
Research and development	167	124	480	332
General and administrative	1,162	1,153	3,523	3,103

Total operating expenses	1,728	1,594	5,318	4,414

Operating income (loss)	256	438	823	732

Interest expense	(123)	(163)	(408)	(492)
Change in fair value of warrant liability decrease (increase)	66	318	(1,095)	293
Other income	1	1	6	6

Net Income (loss) before income taxes	200	594	(674)	539

Income tax (benefit) expense	(15)	18	(8)	18

Net Income (loss)	$215	$576	$(666)	$521

Other comprehensive income (loss):
Fair value adjustment of interest rate swap	(41)	—	(41)	—
Foreign currency translation adjustment	(31)	11	(65)	66

Comprehensive Income (loss)	$143	$587	$(772)	$587

Basic net income (loss) per share	$0.03	$0.08	$(0.08)	$0.07
Diluted net income (loss) per share	$0.02	$0.07	$(0.08)	$0.06

Weighted common shares outstanding:
Basic	8,068	7,673	7,922	7,656
Diluted	9,625	8,400	7,922	8,353

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Jun. 30,	Sep. 30,
	2014	2013
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$736	$1,304
Accounts receivable
Trade, net	2,646	3, 621
Unbilled revenues and other	1,303	691
Inventories	1,535	1,379
Refundable income taxes	11	—
Prepaid expenses	892	238

Total current assets	7,123	7,233

Property and equipment, net	16,180	16,913
Goodwill	1,383	1,383
Debt issue costs	129	21
Other assets	41	47

Total assets	$24,856	$25,597

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$3,369	$3,584
Accrued expenses	1,332	1,689
Customer advances	3,322	2,815
Income tax accruals	16	30
Revolving line of credit	—	1,415
Fair value of warrant liability	852	612
Current portion of capital lease obligation	288	268
Current portion of long-term debt	786	613

Total current liabilities	9,965	11,026

Capital lease obligation, less current portion	363	471
Fair value of interest rate swap	41	—
Long-term debt, less current portion	4,649	4,641

Total liabilities	15,019	16,138

Commitments and contingencies

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,185 Series A shares at $1,000 stated value issued and outstanding at March 31, 2014 and 1,335 at September 30, 2013	1,185	1,335
Common shares, no par value: authorized 19,000,000 shares; 8,072,738 issued and outstanding at March 31, 2014 and 7,703,891 at September 30, 2013	1,980	1,887
Additional paid-in capital	21,133	19,925
Accumulated deficit	(14,386)	(13,720)
Accumulated other comprehensive income	(74)	32

Total shareholders’ equity	9,838	9,459

Total liabilities and shareholders’ equity	$24,856	$25,597

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP Net income (loss)	$215	$576	$(666)	$521

Add back: Interest expense	123	163	408	492
Income taxes	(15)	18	(8)	18
Depreciation and amortization	396	405	1,195	1313
Change in fair value of warrant liability	(66)	(318)	1,095	(293)
Stock option expense	19	52	65	187

EBITDA	$672	$896	$2,089	$2,238

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses and the change in the fair value of warrant liability.

Reconciliation of GAAP to NON-GAAP

Basic and Diluted Net Income (Loss) Per Share

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP Net Income (loss)	$215	$576	$(666)	$521

Adjust for: Change in fair value of warrant liability
(Decrease) Increase	(66)	(318)	1,095	(293)

Non-GAAP Net Income (loss)	149	258	429	228

GAAP Basic Net Income (loss) per share	$0.03	$0.08	$(0.08)	$0.07

Adjust for:
Change in fair value of warrant liability - Increase (Decrease)	(0.01)	(0.04)	0.13	(0.04)

Non-GAAP Basic Net Income (loss) per share	0.02	0.04	0.05	0.03

GAAP Diluted Net Income (loss) per share	0.02	0.07	(0.08)	0.06

Adjust for:
Change in fair value of warrant liability - Increase (Decrease)	—	(0.04)	0.13	(0.03)

Non-GAAP Diluted Net Income (loss) per share	$0.02	$0.03	$0.05	$0.03

Weighted average common shares outstanding
Basic	8,068	7,673	7,922	7,656
Diluted	9,625	8,400	7,922	8,353